UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2007

MONTAGU RESOURCES CORP.
(Exact name of issuer of securities held pursuant to the plan)

Commission File Number 000-52476

Nevada	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

900 - 555 Burrard Street
Vancouver, B.C. V7Y 1M8
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 800-295-8840

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 28, 2007, Mr. Sadru Mohamed, our President, Treasurer and director, entered into two Share Purchase Agreements (the “Agreements”) whereby he agreed to sell 50,000,000 shares of our common stock to Mr. Ka Yu and 75,000,000 shares of our common stock to Dennis Tan for an aggregate purchase price of $50,000.

The closing of the foregoing Agreements took place on June 11, 2007 and as of such date Mr. Ka Yu is the owner of 50,000,000 shares of our common stock representing approximately 33.27% of our issued and outstanding common stock and Mr. Dennis Tan is the owner of 75,000,000 shares of our common stock representing approximately 49.9% of our issued and outstanding common stock.

The foregoing descriptions of the stock purchase transactions do not purport to be complete and are qualified in their entirety by reference to the Stock Purchase Agreements, which are attached hereto as Exhibits 10.1 and 10.2, and which are incorporated herein by reference.

Item 5.01. Changes in Control of Registrant

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the Stock Purchase Agreements, Sadru Mohamed and Neema Lakhani agreed to resign as directors and officers of our company and Ka Yu and Dennis Tan agreed to join the company as directors and officers. On June 11, 2007, Sadru Mohamed and Neema Lakhani resigned as officers and directors of our company and at the same time appointed Dennis Tan as President, Chief Executive Officer and a director of our company and Ka Yu as Secretary, Treasurer and a director of our company.

Mr. Dennis Tan is currently 35 years old. From June 2001 to September 2002, Mr. Tan was the Manager of Technical Operations and Support for 5G Wireless Communications in Singapore. He was closely involved in the early implementation of commercial wireless Internet access networks and has assisted in the design of several wireless network projects, including hotels and convention centers. He also has extensive experience in testing, debugging and maintaining fully operational network systems. From Dec. 2003 to Oct. 2005, Mr. Tan joined Nex Connectivity Solutions Inc. as the Chief Technology Officer. In Nov. 2005 until Dec. 2006, Mr. Tan ventured into the Mining Industry where he was employed by Magnus International Resources Inc. (OTCBB: MGNU) to manage its China Head Office and its various projects all over China. From January 2007 to present, Mr. Tan has been the President of Nex Connectivity Solutions Inc. Mr. Tan graduated from Simon Fraser University with a BA in Economics in 1996. Mr. Tan also holds a post-graduate qualification from the Information Technology Institute in Vancouver, British Columbia, which he received in 2001. Mr. Tan is not an officer or director of any other reporting issuer at this time.

Mr. Ka Yu is currently 36 years old. Mr. Yu has been the President, CEO, Secretary, Treasurer and Director of Sinobiomied Inc. (OTCBB: SOBM) from October 31, 2006 to March 1, 2007 and was the CFO of Sinobiomed Inc. from Oct. 31, 2006 to December 28, 2006. As of March 1, 2007, Mr. Yu is the Secretary, Treasurer and a Director of Sinoboimed Inc. In addition, he is currently the Senior Vice President of CY Oriental Holdings Ltd., which is listed on the TSX Venture Exchange. From 1996 to 2001, Mr. Yu was the Managing Director of Powerlot (Pacific) Ltd., a privately owned company, during which he initiated, organized and supervised the business of such company with over 500 staff members. Powerlot’s business consists of garment manufacturing, logistics, telecommunications, and international trade. Mr. Yu graduated from Shanghai Teacher’s University in Shanghai in 1991 with a bachelors of Science.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Stock Purchase Agreement, dated as of May 28, 2007, by and between Mr. Sadru Mohamed and Mr. Ka Yu.

10.2	Stock Purchase Agreement, dated as of May 28, 2007, by and between Mr. Sadru Mohamed and Mr. Dennis Tan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MONTAGU RESOURCES CORP.

By:	/s/ Dennis Tan
Name: Dennis Tan
Title: President

Date: June 11, 2007